                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):              July 14, 1998
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                            Merrill Lynch & Co., Inc.
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               (Exact Name of Registrant as Specified in Charter)

       Delaware                   1-7182                        13-2740599
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   (State or Other             (Commission                   (I.R.S. Employer
   Jurisdiction of              File Number)                Identification No.)
   Incorporation)

World Financial Center, North Tower, New York, New York              10281-1332
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(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code:              (212) 449-1000
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         (Former Name or Former Address, if Changed Since Last Report.)

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Item 5.  Other Events
---------------------

Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated July 14, 1998, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three- and six-month periods ended June 26, 1998. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals, that are in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of June 26, 1998 were approximately $0.4, $9.3, $52.1, and $1.8 billion, and $26.70, respectively.

Merrill Lynch & Co., Inc. on July 14, 1998 reported record quarterly net earnings of $545 million, 13% above $481 million in the 1997 second quarter and 5% above the previous quarterly record of $518 million in the 1998 first quarter. Cash earnings, which exclude the effect of goodwill amortization, were $601 million in the 1998 second quarter, 21% above the 1997 second quarter.

These second quarter results include $75 million of pre-opening, after-tax costs related to Merrill Lynch Japan Securities Co., the new private client business in Japan.

Earnings per common share were $1.55 basic and $1.33 diluted, compared with $1.43 basic and $1.25 diluted in the 1997 second quarter and $1.49 basic and $1.30 diluted in the 1998 first quarter. On a cash basis, diluted earnings per share were $1.47 in the 1998 second quarter, up 14% from $1.29 in the 1997 second quarter. The pre-opening costs for Merrill Lynch Japan Securities Co. reduced diluted earnings by approximately 19 cents per share.

Annualized return on average common equity was approximately 24.0% for the 1998 second quarter, compared with 28.5% in the 1997 second quarter and 24.8% in the 1998 first quarter. Cash basis return on average common equity was approximately 25.8% for the 1998 second quarter.

For the 1998 first half, net earnings reached a record $1.1 billion, 12% above the comparable 1997 period. Cash basis net earnings were $1.2 billion, up 20% from the 1997 first half.

Net revenues rose 19% from the 1997 second quarter to a record $4.7 billion as commissions, investment banking, and asset management and portfolio service fees reached new highs.

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Commission revenues were $1.4 billion, up 29% from the 1997 second quarter due to strong mutual fund activity and increases in listed securities volume worldwide. Principal transactions revenues decreased 16% from a year ago to $972 million as revenues continued to be affected by volatility in the Asian markets, especially in June. Revenues from most fixed income products, particularly those from corporate and emerging market bonds, decreased from the 1997 second quarter. As a partial offset, non-U.S. equities revenues more than doubled from the 1997 second quarter, and interest rate and currency swaps revenues also rose. Non-U.S. trading revenues accounted for 56% of total principal transactions revenues.

Investment banking revenues were $869 million, up 39% from the 1997 second quarter as a result of record underwriting revenues and significantly higher strategic services fees. The increase in underwriting was primarily due to higher fees from defined asset funds, convertibles, high yield debt, and equity issuances. Strategic services revenues remained strong, benefiting from record merger and acquisition activity, attributable in part to consolidations in various industries.

Asset management and portfolio service fees rose 53% to $1.0 billion, due to growth in assets under management, primarily from the acquisition of Mercury Asset Management, and increases in other fee-based products, such as Merrill Lynch Consults (Registered Trademark), Mutual Fund Advisor (Service Mark), Asset Power (Registered Trademark), and Financial Advantage (Service Mark).

Other revenues increased 18% to $184 million in part due to gains from investment activities. Net interest profit decreased 4% to $276 million.

Non-interest expenses increased 19% from the 1997 second quarter to $3.8 billion. Excluding the pre-opening costs related to Merrill Lynch Japan Securities Co. and goodwill amortization from acquisitions, non-interest expenses rose 16%. Compensation and benefits, the largest expense category, was up 19% to $2.4 billion due to higher incentive and production-related compensation and increased headcount. Compensation and benefits expense was 50.5% of net revenues in both the 1998 and 1997 second quarters.

Communications and technology expense was up 39% to $408 million because of increased systems consulting costs, primarily associated with continued progress on the Year 2000 and various private client initiatives, as well as higher technology-related depreciation. Occupancy and related depreciation rose 19% to $207 million due to global expansion, including a combined total of $21 million associated with Merrill Lynch Japan Securities Co. and Mercury Asset Management.

Professional fees increased 16% to $151 million due in part to costs related to various strategic initiatives. Advertising and market development expense was up 25% to $195 million due in part to increased business development and higher global travel costs. Brokerage, clearing, and exchange fees rose 44% to $161 million as a result of $24 million in custody and clearing costs for Mercury Asset Management and higher trading volume.



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Goodwill amortization, a non-cash expense, increased $40 million to $56 million due to the Mercury Asset Management acquisition. Other expenses were down 17% to $246 million, as a result of non-recurring loss provisions in the 1997 second quarter totaling $75 million.

The 1998 second quarter effective tax rate was 37.0%, unchanged from a year ago.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     (c)  Exhibits
          --------

          (99) Additional Exhibits

               (i) Preliminary Unaudited Earnings Summary for the three- and six-month periods ended June 26, 1998.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       MERRILL LYNCH & CO., INC.
                                    ---------------------------------
                                                (Registrant)

                                    By: /s/ E. Stanley O'Neal
                                       ---------------------------------
                                            E. Stanley O'Neal
                                            Executive Vice President
                                            and
                                            Chief Financial Officer

Date:  July 14, 1998


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                                  EXHIBIT INDEX
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

Exhibit No.      Description                                                 Page
-----------      -----------                                                 ----

(99)             Additional Exhibits

                 (i)  Preliminary Unaudited Earnings Summary for the         7-8
                      three- and six-month periods ended June 26,
                      1998.

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